Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED BYLAWS OF

ELECTRONICS FOR IMAGING, INC.

a Delaware corporation

April 14, 2019

The undersigned, the duly appointed Secretary of the Corporation, hereby certifies that:

1. The undersigned is the duly elected Secretary of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Corporation”).

2. Pursuant to a resolution duly adopted by the Board of Directors of the Corporation, effective April 14, 2019, the Amended and Restated Bylaws of the Corporation are amended to add a new Article IX, which shall read as follows:

“ARTICLE IX

EXCLUSIVE FORUM

9.1 EXCLUSIVE	FORUM.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” means claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery; provided, however, if (and only if) the Court of Chancery declines to accept jurisdiction over a particular matter, the state or federal courts of the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims” unless the Corporation consents in writing to the selection of an alternative forum. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

/s/ ALEX GRAB
Name: Alex Grab Title: Secretary

[Certificate of Amendment of Amended and Restated Bylaws Signature Page]